UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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RGC Resources, Inc.

(Name of Registrant as Specified In Its Charter)

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RGC RESOURCES, INC.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 24, 2005

NOTICE is hereby given that, pursuant to its Bylaws and call of its directors, the Annual Meeting of the Shareholders of RGC Resources, Inc. will be held at the Clarion Hotel, 3315 Ordway Drive, Roanoke, Virginia 24017, on Monday, January 24, 2005, at 9:00 a.m., Eastern Standard Time, for the following purposes:

1.	To elect three new Class B directors.

2.	To ratify the selection of Deloitte & Touche LLP as independent auditors.

3.	To approve the Amended and Restated Stock Bonus Plan

4.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the meeting. Only those shareholders of record as of the close of business on November 19, 2004 shall be entitled to notice of and to vote at the meeting.

You are urged to sign and date the enclosed form of proxy and return it promptly in the enclosed self-addressed, stamped envelope. Should you decide to attend the meeting and vote in person, you may withdraw your proxy.

By Order of the Board of Directors.

DALE P. MOORE Secretary

December 23, 2004

Your vote is important. Even if you plan to be present at the Annual Meeting, please sign, date and promptly return the enclosed proxy, no matter how small your holdings, to assure that your shares are represented. No postage is required on the enclosed proxy if mailed within the United States. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

PROXY STATEMENT

Mailed December 23, 2004

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 24, 2005

This Proxy Statement is furnished on December 23, 2004, in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of RGC Resources, Inc. (“Resources” or the “Company”) to be held on Monday, January 24, 2005, at 9:00 a.m., Eastern Standard Time, at the Clarion Hotel, 3315 Ordway Drive, Roanoke, Virginia 24017, and any adjournments thereof.

Proxies in the form enclosed herewith are solicited by management at the direction of the Company’s Board of Directors. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with its terms. Any proxy given pursuant to this solicitation may be revoked at any time prior to the vote of the shareholders. An opportunity will be given to shareholders attending the meeting to withdraw their proxies and to vote their shares in person.

The Company’s Annual Report to Shareholders for the year ended September 30, 2004 is being sent to all shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy solicitation material.

Voting Securities

The close of business on November 19, 2004 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting of Shareholders. At the close of the record date, there were 2,066,923 shares of common stock outstanding and each such share is entitled to one vote. To the Company’s knowledge, no person is the beneficial owner of more than five percent of the issued and outstanding common stock of the Company.

A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of the votes cast by shares entitled to vote at the Annual Meeting. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

The Company will appoint one or more inspectors to act as a Committee on Credentials at the Annual Meeting and to make a written report thereof. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law. As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating votes. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

PROPOSAL 1 ELECTION OF DIRECTORS OF RESOURCES

The Company’s Board of Directors is divided into three classes (A, B and C) with staggered three-year terms. The current term of office of the Class B directors expires at the 2005 Annual Meeting. The terms of the Class A and Class C directors will expire in 2007 and 2006, respectively. Each of the Company’s current directors and nominees for election as directors are independent, as determined under applicable rules adopted by the Securities and Exchange Commission (the “Commission”) and the NASDAQ Stock Market, Inc., except John B. Williamson, III.

There are three management nominees for Class B directors, J. Allen Layman, who currently serves on the Board and is standing for reelection, and Nancy H. Agee, and Raymond D. Smoot, Jr. who are standing for election.

Unless authorization is withheld, the persons named as proxies will vote for the election of the nominees named below. Each nominee has agreed to serve if elected. In the event any nominee unexpectedly is unable to serve, the proxies will be voted for such other persons as the Board may designate. The present principal occupation and employment during the past five years and the office, if any, held with the Company are set forth opposite the name of each nominee and director. Proxies cannot be voted for a greater number of persons than the number of nominees:

Your Board of Directors recommends a vote “FOR” each of the nominees for Class B Director.

Name and Age	Year In Which First Elected As Director	Principal Occupation	Year In Which Director Assumed Principal Occupation

NOMINEES FOR DIRECTOR

CLASS B DIRECTORS (Mr. Layman serving his current term until 2005 Annual Meeting)

J. Allen Layman Age 52	1991	Private Investor; Chairman of the Board & President, NTELOS, Inc. (Telecommunications) 2001-2003; President & CEO, R&B Communications, Inc. 1991-2001; Director, NTELOS, Inc.(1)	2003

Nancy H. Agee Age 52	2005 if elected	Chief Operating Officer/Executive Vice President, Carilion Health System since 2001; Senior Vice President, Carilion Health System, 2000-2001; Vice President, Medical Education, Carilion Health System, 1996-2000; Assistant Vice President, Roanoke Memorial Hospitals, 1994-1996; Director, Health Education, Roanoke Memorial Hospitals 1984-1994	2001

Raymond D. Smoot, Jr. Age 57	2005 if elected	Chief Operating Officer and Secretary- Treasurer, Virginia Tech Foundation, Inc., 2003 to present; Vice President for Administration and Treasurer, Virginia Tech, 1998-2003	2003

DIRECTORS CONTINUING IN OFFICE

CLASS A DIRECTORS (Serving until 2007 Annual Meeting)

Abney S. Boxley, III Age 46	1994	President & CEO, Boxley Materials Company (Construction materials); Director, Valley Financial Corporation	1988

S. Frank Smith Age 56	1990	Consultant, Alpha Natural Resources, LLC (coal mining and distribution); Vice President, Coastal Coal Company, LLC (coal mining and distribution) 1986 to 2003	2003

John B. Williamson, III Age 50	1998	Chairman, President & CEO of RGC Resources, Inc. and each of its affiliates; President and CEO of the Company since June 1999; President & CEO of Roanoke Gas Company, 1998 to 1999; Vice President – Rates & Finance, 1993 to 1998; Director, NTELOS, Inc.; Director, Botetourt Bankshares, Inc.; Director, Optical Cable Corp.	2002

CLASS C DIRECTORS (Serving until 2006 Annual Meeting)

Frank T. Ellett Age 66	1983	President, Virginia Truck Center, Inc. (Sale, lease and service of heavy trucks, trailers and buses)	1981

Maryellen F. Goodlatte Age 52	2001	Lawyer/Member, law firm of Glenn, Feldmann, Darby & Goodlatte	1983

George W. Logan Age 59	2002	Chairman of the Board, Valley Financial Corporation; Chairman of the Board, Alliance Logistics Center (Warsaw, Poland); Principal, Pine Street Partners, LLC; Faculty, University of Virginia Darden Graduate School of Business; Director, Roanoke Electric Steel Corporation	1993

(1)	Mr. Layman was employed by NTELOS, Inc., a regional telecommunications company from 2001 through 2003 and during this time he served as President and Chairman of the Board of Directors. NTELOS, Inc. filed for Chapter 11 bankruptcy protection on March 4, 2003.

PROPOSAL 2 RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS

Upon recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche as independent public accountants to audit the financial statements of the Company and its subsidiaries for the year ending September 30, 2005. This appointment is subject to ratification by the shareholders. A representative of Deloitte & Touche is expected to attend the meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders. Deloitte & Touche has served as independent auditors of the Company since fiscal year 1998.

In the event shareholders do not ratify the selection of Deloitte & Touche as independent auditors, the Audit Committee and the Board of Directors would review their future selection of auditors.

Your Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche as independent auditors.

PROPOSAL 3 RGC RESOURCES, INC. AMENDED AND RESTATED STOCK BONUS PLAN

In September 2004, the Board approved and adopted an Amended and Restated Stock Bonus Plan (the “Stock Bonus Plan”), subject to shareholder approval, setting the authorized number of shares of common stock of the Company issuable under the Stock Bonus Plan at 50,000 shares. Currently, the number of shares issuable under the Stock Bonus Plan is 20,000 shares. Such awards and grants will be subject to approval by the Company’s Board of Directors. Without shareholder approval of this proposal, only 2,454 shares are currently available under the Stock Bonus Plan. If approved, this proposal would increase the number of shares currently available for issuance under the Stock Bonus Plan from 2,454 to 32,454.

The Stock Bonus Plan will be administered by the Compensation Committee of RGC Resources, which will consider recommendations from the Company’s President. Under the Stock Bonus Plan, the Company may pay cash bonus awards and/or grant shares of its common stock to executive officers and other employees of the Company and its subsidiaries. Approximately six executive officers and 135 other employees are expected to be eligible to receive awards under the Stock Bonus Plan.

The Stock Bonus Plan is intended to allow the Company to reward the superior performance of its management and to recognize the superior performance of non-management employees. Also, under the Stock Bonus Plan, officers are encouraged to own a position in the Company’s common stock equal to at least 50% of the value of their annual salary. To promote this policy, the Stock Bonus Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Compensation Committee, receive no less than 50% of any performance bonus in the form of Company common stock. Bonus amounts, if any, for a fiscal year will generally be determined in the January following that fiscal year end. The Company is authorized to grant up to 50,000 shares of its common stock under the Stock Bonus Plan.

The Stock Bonus Plan may be revised, temporarily suspended, or revoked by the Board of Directors of the Company, subject to any requirements of shareholder approval imposed by applicable law or NASDAQ rules. The Company anticipates that ordinarily this would occur upon recommendation of the Compensation Committee. The number of shares of the Company’s common stock authorized for issuance under the Stock Bonus Plan, however, may not be amended without shareholder approval.

The full text of the Stock Bonus Plan is attached to the end of this Proxy Statement as Appendix A.

Your Board of Directors recommends a vote “FOR” the adoption of the RGC Resources, Inc. Amended and Restated Stock Bonus Plan.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of November 19, 2004, certain information regarding the beneficial ownership of the common stock of the Company by each director and named executive officer and by all directors and executive officers as a group. Where the persons listed have the right to acquire additional shares of the Company’s common stock through the exercise of options within 60 days, such additional shares are deemed to be outstanding shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned As of 11/19/04(1)		Percent of Class
Lynn D. Avis	13,983	(2)	*
Abney S. Boxley, III	6,554		*
John S. D’Orazio	16,424	(3)	*
Frank T. Ellett	12,525		*
Maryellen F. Goodlatte	2,297		*
J. Allen Layman	10,488		*
George W. Logan	17,001		*
Howard T. Lyon	8,782	(4)	*
Dale P. Moore	7,676	(5)	*
Thomas L. Robertson	12,544		*
S. Frank Smith	9,904		*
John B. Williamson, III	34,775	(6)	1.66%
All Directors and Executive Officers as a Group (12 persons)	152,953	(7)	7.21%

(*)	Less than 1%

(1)	Includes restricted shares purchased by directors pursuant to Restricted Stock Plan For Outside Directors.

(2)	Includes 1,338 shares owned by spouse.

(3)	Includes 14,000 shares that Mr. D’Orazio has the right to acquire through the exercise of stock options.

(4)	Includes 7,000 shares that Mr. Lyon has the right to acquire through the exercise of stock options.

(5)	Includes 7,000 shares that Ms. Moore has the right to acquire through the exercise of stock options.

(6)	Includes 25,500 shares that Mr. Williamson has the right to acquire through the exercise of stock options.

(7)	Includes an aggregate of 53,500 shares that executive officers have the right to acquire through the exercise of stock options.

EXECUTIVE COMPENSATION

The following table contains information with respect to the individual compensation of the following officers for services in all capacities to Resources and its subsidiaries for fiscal years ended September 30, 2004, 2003 and 2002.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus($)(1)		Awards Options/SARs(#)	All Other Compensation ($)(1)
John B. Williamson, III Chairman, President & CEO of RGC Resources, Inc.	2004 2003 2002	217,271 195,948 184,546	166,000 10,000 10,000	(2) (3) (3)	0 2,500 6,000	10,915 7,666 6,822

John S. D’Orazio Vice President & COO - Roanoke Gas Company	2004 2003 2002	111,609 106,005 100,150	61,000 5,000 10,000	(2) (3) (3)	0 2,000 2,000	7,674 4,650 4,620

Howard T. Lyon Vice President, Treasurer & Controller RGC Resources, Inc.	2004 2003 2002	91,278 85,841 78,476	24,000 2,000 3,000	(2) (3) (3)	0 2,000 1,000	5,102 3,680 3,102

Dale P. Moore Vice President & Secretary RGC Resources, Inc.	2004 2003 2002	82,375 75,711 69,768	22,000 5,000 5,000	(2) (3) (3)	0 2,000 1,000	4,631 3,375 3,003

(1)	Consists entirely of the Company’s contribution under the Employees’ 401(K) Plan.

(2)	Bonus paid in current year for previous year’s performance and participation in sale of propane operation.

(3)	Bonus paid in noted year for previous year’s performance.

Option Grants in Last Fiscal Year

None.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In- the-money Options at Fiscal Year-End ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
John B. Williamson, III	0	0	25,500/0	$120,167/0
John S. D’Orazio	0	0	14,000/0	$52,061/0
Howard T. Lyon	0	0	7,000/0	$28,118/0
Dale P. Moore	0	0	7,000/0	$29,243/0

Retirement Plan

Resources has in effect a noncontributory Retirement Plan. The costs of benefits under the Retirement Plan, which are borne by Resources, are computed actuarially and defrayed by earnings from the Retirement Plan’s investments and/or Resources’ annual contributions. The Retirement Plan generally provides for the monthly payment, at normal retirement age 65, of the greater of (a) the participant’s accrued benefit as of December 31, 1988 under the formula then in effect or (b) the sum of one-twelfth of (1) plus (2) minus (3) as follows:

(1)	1.2% of the participant’s average compensation for his highest consecutive sixty months of service multiplied by years of credited service up to thirty years,

(2)	.65% of the participant’s average compensation for his highest consecutive sixty months of service in excess of covered compensation (generally defined as the average of Social Security wage bases over a participant’s assumed working lifetime) multiplied by years of credited service up to thirty years, and

(3)	the participant’s balance, if any, from the Company’s former profit sharing plan.

Early retirement with reduced monthly benefits is available at age 55 after ten years’ service. Provisions also are made for vesting of benefits after five years of service and for disability and death benefits. All employees who have completed one year of service to the Company and are credited with at least 1,000 hours of service in a Retirement Plan year are eligible to participate in the Retirement Plan. At age 65, for Retirement Plan purposes, Mr. Williamson will have 28 credited years of service, Mr. D’Orazio will have 32 credited years of service, Mr. Lyon will have 39 credited years of service and Ms. Moore will have 23 credited years of service.

The compensation covered by the Retirement Plan includes the total of all amounts paid to a participant by the Company for personal services reported on the participant’s federal income tax withholding statement (Form W-2), up to certain statutory limits. For Retirement Plan years beginning January 1, 2004 and 2005, these earnings are limited to $205,000 and $210,000, respectively.

	Estimated Annual Pension For Representative Years of Credited Service(1)
Highest Sixty Months Average Compensation	15	20	25	30	35
$125,000	$30,300	$40,400	$50,500	$60,600	$60,600
150,000	37,200	49,700	62,100	74,500	74,500
175,000	44,200	58,900	73,600	88,400	88,400
200,000	51,100	68,200	85,200	102,200	102,200
225,000	53,900	71,900	89,800	107,800	107,800

(1)	The benefit amounts assume the employee is retiring at normal retirement age (age 65). The benefit amounts listed in the table are computed as a straight life annuity. No offset to pension benefits due to the Profit-Sharing Plan (which has been converted into the 401(k) Plan) is reflected. Benefits are not reduced by Social Security.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company has three equity compensation plans.

Restricted Stock Plan for Outside Directors

The Board of Directors of the Company implemented the Restricted Stock Plan for Outside Directors effective January 27, 1997. This Plan is applicable to not more than 50,000 shares of Resources’ common stock.

Under this Plan, a minimum of 40 percent of the monthly retainer fee paid to each non-employee director of RGC Resources is paid in shares of common stock (“Restricted Stock”). The number of shares of Restricted Stock is calculated each month based on the closing sales price of Resources’ common stock on the NASDAQ National Market on the first business day of the month. Beginning in fiscal 1998, a participant can, subject to approval of the Board, elect to receive up to 100% of his retainer fee for the fiscal year in Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

The shares of Restricted Stock of Resources issued under this Plan will vest only in the case of a participant’s death, disability, retirement (including not standing for reelection to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under this Plan. The Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of this Plan. At the time the Restricted Stock vests, a certificate for vested shares will be delivered to the participant or the participant’s beneficiary.

The shares of Restricted Stock will be forfeited to Resources by a participant’s voluntary resignation during his term on the Board or removal for cause as a director.

Key Employee Stock Option Plan of RGC Resources, Inc.

The Company has a Key Employee Stock Option Plan, which is intended to provide the Company’s executive officers and other key employees with long-term (ten-year) incentives and rewards tied to the price of Resources’ common stock. The Key Employee Stock Option Plan is administered by the Compensation Committee.

This Plan requires each option’s exercise price per share to equal the fair value of the Company’s common stock as of the date of the grant. Under the terms of this Plan, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date. All options outstanding at September 30, 2004 were fully vested and exercisable.

RGC Resources, Inc. Stock Bonus Plan

The Stock Bonus Plan is administered by the Compensation Committee of Resources, which considers recommendations from the Company’s President. The Company’s bonus award proposals under this Plan are subject to approval of the Board of Directors. Under the Stock Bonus Plan, executive officers are encouraged to own a position in the Company’s common stock equal to at least 50% of the value of their annual salary. To promote this policy, this Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, receive no less than 50% of any performance bonus in the form of Company common stock. Bonus amounts, if any, for a fiscal year will generally be determined in the January following that fiscal year end. The Company is authorized to grant up to 20,000 shares of its common stock under the Stock Bonus Plan.

A summary of the equity compensation plans follows:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	53,500	19.288	35,985
Equity compensation plans not approved by security holders	—	—	2,454
Total	53,500		38,439

Change-in-Control Arrangements

On March 1, 2001, the Company and Mr. John B. Williamson, III entered into a Change in Control Agreement that provides certain benefits to him in the event of a “Change in Control.” For purposes of this agreement, a “Change in Control” occurs when (i) any person or entity becomes the beneficial owner of at least 50% of the combined voting power of the Company’s voting securities; (ii) any person or entity becomes the beneficial owner of at least 50% of the voting securities of the surviving entity following a merger, recapitalization, reorganization, consolidation or sale of assets by the Company; or (iii) the Company is liquidated or sells substantially all of its assets. In the event that Mr. Williamson’s employment with the Company is terminated within three years of the date of a Change in Control, unless the termination is (a) because of his death or disability, (b) for Cause (as defined in the agreement) or (c) by him other than for Good Reason (as defined in the agreement), then he will receive a severance payment (the “Severance Payment”) equal to 2.0 times his average annual compensation over the prior five tax years. The Severance Payment will be reduced to the extent necessary to avoid certain federal excise taxes. Also in such event, the Company will continue his life insurance, medical, health and accident and disability plans, programs or arrangements until the earlier of two years after the date of the Change in Control, his death, or his full-time employment. The agreement does not require Mr. Williamson to seek employment to mitigate any payments or benefits provided thereunder. The Company also entered into identical Change in Control Agreements with Mr. John S. D’Orazio on March 1, 2001 and with Mr. Howard T. Lyon and Ms. Dale P. Moore on May 1, 2000, except that the Severance Payment equal to 1.5 times his or her applicable average annual compensation and payable only if his or her employment is terminated within 24 months of a Change in Control.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee (the “Committee”), which is made up of five members of the Board of Directors who are not officers or employees of Resources and who qualify as “independent” under the applicable NASDAQ rules. The Committee is responsible for setting and administering the policies that govern the annual compensation paid to the executive officers of the Company, including the Chief Executive Officer.

The Committee recommends, for approval by the Board of Directors, the annual salaries of executive officers. Salaries are based on the respective positions held by the executive officers, including their accomplishments, level of responsibility and experience and the relationship of such salaries to the salaries of other Company managers and employees. In this regard, the Committee reviews the Chief Executive Officer’s recommendations on compensation of the other executive officers and information concerning executive compensation at other companies in the American Gas Association. Such other companies are included in (but do not solely compose) both of the peer indices reflected in the Performance Graph on page 13. The Committee also considers overall corporate performance, customer service and satisfaction, relationships with regulatory agencies and the ability to manage and maintain a competent work force in preparing its compensation recommendations.

Pursuant to the Company’s Stock Bonus Plan, the Committee approved the payment of bonuses in fiscal 2004 to the CEO and other executive officers of the Company for their performance levels during the fiscal year 2003. The Stock Bonus Plan is intended to allow the Board of Directors to compensate individual or collective performance that has resulted in enhanced shareholder value or returns and to encourage increased ownership of Company common stock by officers and management. The Stock Bonus Plan is administered by the Committee, which considers recommendations from the Company’s President. The Company’s bonus award proposals are subject to approval of the Board of Directors. Under the Stock Bonus Plan, executive officers are encouraged to own a position in the Company’s common stock of at least 50% of the value of their annual salary. To promote this policy, the Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, receive no less than 50% of any performance bonus in the form of Company common stock. Bonus amounts, if any, for a fiscal year will generally be determined following that fiscal year end. Bonus award determinations under the Stock Bonus Plan for performance in the 2003 fiscal year were based on the earnings of the Company, combined with an analysis of the individual contributions of each officer.

The Company has a Key Employee Stock Option Plan, which is intended to provide the Company’s executive officers with long-term (ten-year) incentives and rewards tied to the price of Resources’ common stock. The Committee believes that stock options will assist the Company in attracting, maintaining and motivating officers and other key employees of the Company, upon whose judgment, initiative and efforts the Company depends, by providing such persons with the opportunity to acquire an equity interest in Resources. Stock options are used to provide executive officers additional incentive to use their best efforts and superior performances to promote the best interest of Resources and the shareholders.

The Company currently does not structure compensation so as to be fully deductible under Section 162(m) of the Internal Revenue Code. Currently, the Committee does not anticipate the Company paying compensation at a level where any amounts would not be fully deductible under such Section 162(m).

In making its recommendation regarding the 2004 compensation of the Chief Executive Officer, the Committee considered all of the criteria above. Specific consideration also was given to the Chief Executive Officer’s efforts toward cost containment, the Company’s earnings and customer growth in the preceding fiscal year. During 2004, Mr. Williamson received a bonus of $80,000 for his performance during the fiscal year 2003, $30,000 of which he invested in Company common stock. The amount of the bonus was determined based on the Company’s earnings during fiscal 2003, which were at record levels and his management teams’ performance with regard to their corporate objectives. In addition, Mr. Williamson received an $86,000 bonus for his performance associated with the $9.5 million after-tax gain on the sale of propane assets, which enabled the declaration of a $4.50 special dividend to shareholders during fiscal year 2004.

The Compensation Committee met two times in fiscal year 2004.

Submitted by the Compensation Committee of the

Board of Directors of Resources:

Lynn D. Avis (Chair), Abney S. Boxley, III, Frank T. Ellett,

Maryellen F. Goodlatte, and S. Frank Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationships exist.

PERFORMANCE GRAPH

The following graph compares the yearly percentage change and the cumulative total of shareholder return on Resources’ common stock with the cumulative return on the Standard and Poor’s Utilities Index (the “S&P Utilities Index”) and the Coredata Group Index(1) for the five-year period commencing on September 30, 1999 and ending on September 30, 2004. These comparisons assume the investment of $100 in the Company’s common stock and each of the indices on September 30, 1999, and the reinvestments of dividends.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG RGC RESOURCES, INC.,

S&P UTILITIES AND COREDATA GROUP INDEX

ASSUMES $100 INVESTED ON OCT. 1, 1999

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING SEPT. 30, 2004

(1)	The Coredata Group Index is the new name for the Media General Index and is not a new index.

	1999	2000	2001	2002	2003	2004
RGC Resources, Inc.	$100.00	100.74	108.58	106.50	142.52	181.55
S&P Utilities Index	$100.00	143.35	107.18	69.22	84.91	101.54
Coredata Group	$100.00	130.81	131.00	127.01	159.44	195.50

TRANSACTIONS WITH MANAGEMENT

Highland Propane Company purchased equipment repair service and propane facilities use in the amount of $29,145 from Virginia Truck Center in fiscal 2004. Mr. Frank T. Ellett, a director of the Company, is President of Virginia Truck Center. Management does not anticipate that similar services will be provided to the Company in 2005 as most of these expenses were incurred by the discontinued propane operations.

Resources and its subsidiaries purchased beeper, Internet and telephone services in the amount of $97,445 from NTELOS, Inc. in fiscal 2004. J. Allen Layman, a director of the Company, is the former Chairman of the Board and President of NTELOS, Inc., as well as a substantial shareholder. John B. Williamson, III, Chairman, President, and CEO of RGC Resources, Inc. is a director of NTELOS, Inc. It is anticipated that Resources and its subsidiaries will purchase beeper, Internet and telephone services from NTELOS, Inc. in fiscal 2005.

REMUNERATION OF DIRECTORS

Effective February 1, 2004, directors receive $12,000 per year. In addition, Directors receive fees for attending meetings of Resources’ Board of Directors and of Committees of the Board. The chair of the Audit Committee receives an additional $2,000 annually, and the chairs of the other committees receive an additional $1,000 annually. Mr. Williamson is not compensated for attendance at Board and Committee meetings and does not receive $12,000 per year for service as a Board member. The schedule of fees paid to directors for each such meeting attended effective February 1, 2004 is as follows:

Board of Directors	$700
Governance & Nominating Committee	$700
Audit Committee	$700
Compensation Committee	$700

However, the fee for any committee meeting held the same day as a Board meeting is $400.

Restricted Stock Plan for Outside Directors

The Board of Directors of the Company implemented the Restricted Stock Plan for Outside Directors effective January 27, 1997. The Plan is applicable to not more than 50,000 shares of Resources’ common stock. Under the Plan, a minimum of 40% of the monthly retainer fee paid to each non-employee director of Resources is paid in shares of common stock (“Restricted Stock”). The number of shares of Restricted Stock is calculated each month based on the closing sales price of Resources’ common stock on the NASDAQ National Market on the first day of the month, if the first day of the month is a trading day, or if not, the first trading day prior to the first day of the month. Beginning in fiscal 1998, a participant can, subject to approval of the Board, elect to receive up to 100% of his retainer fee for the fiscal year in Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

The shares of Restricted Stock of Resources issued under the Plan will vest only in the case of a participant’s death, disability, retirement (including not standing for reelection to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under the Plan. The Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of the Plan. At the time the Restricted Stock vests, a certificate for vested shares will be delivered to the participant or the participant’s beneficiary.

The shares of Restricted Stock will be forfeited to Resources by a participant’s voluntary resignation during his term on the Board or removal for cause as a director. Subject to the terms of the Plan, a participant, as owner of the Restricted Stock, has all rights of a shareholder, including but not limited to, voting rights, the right to receive cash or stock dividends, and the right to participate in any capital adjustment of Resources. Resources requires that all dividends or other distributions paid on shares of Restricted Stock be automatically sequestered and reinvested on an immediate or deferred basis in additional Restricted Stock.

All directors, except Mr. Williamson (who does not qualify as an outside director), participated in the Plan in fiscal 2004. The directors received a total of 3,642.052 shares of Restricted Stock in fiscal 2004, valued at $85,875.944. (This value was calculated using the closing price of $23.579 per share of Company’s common stock on September 30, 2004).

BOARD OF DIRECTORS AND COMMITTEES

Audit Committee

The Audit Committee of the Board of Directors, composed of Messrs. Boxley, Ellett, Logan, Robertson and Smith, meets a minimum of four times annually with Resources’ chief financial officer, the independent auditors, and certain appropriate officers of Resources. The basic functions of this Committee include reviewing significant financial information, reviewing accounting procedures and internal controls and recommending the selection of independent auditors. The Audit Committee met five times during the 2004 fiscal year. The Board of Directors has determined that Thomas L. Robertson is an audit committee financial expert and is independent, as determined under applicable rules adopted by the Commission

Report of the Audit Committee

The Audit Committee of the RGC Resources, Inc. Board of Directors (the “Committee”) is composed of five independent directors and operates under a written charter adopted by the Board of Directors. Each member of the Committee is “independent” under the applicable rules of the NASDAQ Stock Market.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants of the Company, Deloitte & Touche LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated audited financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence from RGC Resources, Inc. and its management.

Based on the Committee’s discussion with management and the independent accountants and the Committee’s review of the representation of management regarding the audited financial statements and of the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, for filing with the Securities and Exchange Commission.

The Audit Committee has reviewed the provision of non-audit services, which includes corporate income tax return preparation and consent on Form S-2, and determined that the auditor’s performance of these services are comparable with the independence from RGC Resources Inc.

The Audit Committee met fives times in fiscal year 2004.

Frank T. Ellett, Chair, Abney S. Boxley, George W. Logan

Thomas L. Robertson, and S. Frank Smith

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Deloitte & Touche LLP, the Company’s independent auditors, for the years ended September 30, 2004 and 2003:

	2004	2003
Audit Fees	$154,250	$110,000
Audit Related Fees	16,400	—
Tax Fees	22,700	29,000
All Other Fees	—	3,500

Total Fees	$193,350	$142,500

Audit fees include services rendered for the audit of the Company’s annual financial statements as filed with the SEC on Form 10-K, reviews of the Company’s quarterly filings on Form 10-Q., amendments to Form 10-K for the year ended September 30, 2003 and Form 10-Q for the quarter ended December 31, 2003, and consent letters on Form S-2.

Audit related fees include professional services rendered in connection with Sarbanes-Oxley consultation.

Tax fees include professional services rendered in connection with the preparation of the Company’s tax returns and technical consultation.

Other fees include professional services rendered in connection with audits on officer expenses.

The Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by its independent auditor, and, pre-approve the nature, extent, and cost of all non-audit services provided by the independent auditor in accordance with relevant law and appropriate listing rules.

Executive Committee

The Executive Committee of the Board of Directors, which is composed of J. Allen Layman, Chair, Frank T. Ellett, Maryellen F. Goodlatte, and Lynn D. Avis is empowered to exercise all authority of the Board of Directors, except with respect to matters reserved for the Board by Virginia law. This Committee did not meet in fiscal year 2004.

Governance & Nominating Committee

The Governance & Nominating Committee of the Board of Directors, which is composed of Maryellen F. Goodlatte, Chair, Lynn D. Avis, George W. Logan, and Thomas L. Robertson, has as its primary purpose the oversight of a broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending nominees for Board election, and recommending to the Board governance principles applicable to Resources. This Committee also provides assistance to the Board and the Chairman in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and consideration of developments in corporate governance practices. This Committee met one time during fiscal year 2004 and made the recommendation that Nancy H. Agee and Raymond D. Smoot, Jr. be nominated for shareholder approval for election to the Board of Directors and to serve a three year term beginning with the Annual Meeting in 2005 and continuing until 2008.

The Governance & Nominating Committee operates pursuant to a written charter, which is available on the Company’s website, www.rgcresources.com, under the tab “Corporate Board”. Each member of this Committee is “independent” under the applicable rules of the NASDAQ Stock Market.

The Governance & Nominating Committee makes recommendations to the Board concerning all nominees for Board membership, including the re-election of existing Board members and filling mid-term vacancies. This Committee will also recommend to the Board removal of a director where appropriate. In evaluating current members and new candidates, this Committee considers the best interest of the Company in the skills and experience of the existing Board. The Governance & Nominating Committee’s evaluation includes an assessment of a number of factors, such as education, integrity, business experience, financial and accounting expertise, work ethic, diversity, reputation, civic involvement, judgement, and knowledge of the energy industry. This Committee also evaluates whether a person (i) will be able to devote adequate time to Board and committee matters and (ii) will satisfy the NASDAQ requirements for director independence. When considering current directors for re-election, this Committee focuses on past contributions and performance. In making recommendations to the Board, the Committee may hire, terminate, and determine the compensation of any search firm to be used to identify and recruit director candidates, upon Board authorization, although it has not done so in the past.

This Committee will consider any recommendations for Board positions that come from shareholders. Shareholders submitting recommendations for qualified director candidates should write to the Company’s Secretary at P.O. Box 13007, Roanoke, Virginia 24030-3007. Recommendations should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director, and should also indicate the number of shares owned by the shareholder submitting the recommendation and whether the shares are held of record or through a bank, broker, or other nominee. The two new director nominees, Nancy H. Agee and Raymond D. Smoot, Jr., were identified and recommended to the Governance & Nominating Committee by non-management directors.

Compensation Committee

The Compensation Committee of the Board of Directors is composed of Lynn D. Avis, Chair, Abney S. Boxley, III, Frank T. Ellett, Maryellen F. Goodlatte, and S. Frank Smith. This Committee meets as necessary to consider and make recommendations to the Board of Directors concerning the salaries of certain executive officers and management employees of the Company. This Committee met two times during the 2004 fiscal year.

Meetings of the Board and Committees

The Board of Directors met eleven times during the 2004 fiscal year. With the exception of Mr. Robertson, the incumbent members of the Board attended in fiscal year 2004 at least 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which each served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange act of 1934 requires the Company’s directors, executive officers and owners of more than 10% of its common stock to file certain reports of initial ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange commission. Based on its review of the copies of such forms furnished to it and written representations from certain reporting persons that no other reports are required, the Company believes that in fiscal 2004, one report relating to one transaction for Thomas L. Robertson was filed late.

OTHER MATTERS

Management does not know of any matters to be presented at the Annual Meeting of Shareholders other than the election of directors. However, if any other matters properly come before the meeting, proxies received pursuant to this solicitation will be voted thereon in the discretion of the proxyholder.

SHAREHOLDERS PROPOSALS

Proposals of shareholders intended to be presented at Resources’ 2006 Annual Meeting must be received by Resources’ Corporate Secretary at its office, 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, no later than August 30, 2005 in accordance with Rule 14a-8 of the Exchange Act, in order to be considered for inclusion in the Company’s Proxy Statement relating to that meeting.

Resources’ Bylaws limit the business that may be transacted at a meeting of shareholders to that specified in the notice of the meeting, those otherwise properly presented by the Board of Directors and those presented by a shareholder of record of Resources who provided notice in writing to the President not less than sixty days nor more than ninety days prior to the meeting. Proposals not meeting the requirements of the Bylaws will not be entertained at the shareholders’ meeting.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing the form of proxy and Proxy Statement will be paid by Resources. Resources will request banks and brokers to solicit their customers who beneficially own common stock of Resources listed in the names of nominees and will reimburse said banks and brokers for the reasonable out-of-pocket expense of such solicitation. In addition to the use of the mails, solicitation may be made by employees of Resources by any and all means available. Resources does not expect to pay any compensation for the solicitation of proxies.

By Order of the Board of Directors.

JOHN B. WILLIAMSON, III Chairman, President & CEO

December 23, 2004

Resources’ Annual Report on Form 10-K for the year ended September 30, 2004 is available without charge to any shareholder requesting the same. Written requests should be addressed to the attention of Ms. Dale P. Moore, Secretary, RGC Resources, Inc., P.O. Box 13007, Roanoke, Virginia 24030.

Appendix A

AMENDED AND RESTATED STOCK BONUS PLAN

1.	Policy Statement: The purpose of this Amended and Restated Stock Bonus Plan (this “Stock Bonus Plan”) of RGC Resources, Inc (the “Company”), is to allow the Board of Directors to reward executive officers and other employee’s individual or collective superior performance that has resulted in enhanced stockholder value or returns, and to encourage increased ownership of Company stock by officers and management. These awards will likely be taxable to recipients as compensation under current law.

2.	Grants: Under the Stock Bonus Plan, the Company may pay cash bonus awards and/or grant restricted or registered shares of its Common Stock (“Shares”) to its employees (“Award”). All Awards must be approved by the Board of Directors.

3.	Number of Shares: The Company may grant up to 50,000 Shares under The Stock Bonus Plan.

4.	Administration: The Stock Bonus Plan shall be administered by the Board of Directors’ Compensation Committee (the “Compensation Committee”). The Compensation Committee shall consider recommendations from the Company’s President before making its Award proposals to the Board of Directors. The President shall consider recommendations from the other officers of the Company when making recommendations to the Compensation Committee. The Compensation Committee Award proposals shall be subject to approval by the Board of Directors.

5.	Timetable: The Compensation Committee shall present its Award proposal to the Board of Directors at the Board’s annual meeting in January of each year. The Compensation Committee may, for exceptional employee performance, recommend Awards at times other than and in addition to the normal January proposal.

6.	Financial Operating Impact: The Compensation Committee shall consider the potential income statement impact of its Award proposals and include a statement on the anticipated impact in its proposal to the Board of Directors.

7.	Plan Revision: This Stock Bonus Plan may be revised, temporarily suspended, or revoked by the Board of Directors, subject to any requirements of shareholder approval imposed by applicable law or NASDAQ rules. The Company anticipates that ordinarily this would occur upon recommendation of the Compensation Committee. The number of Shares authorized under Section 3 above may not be amended without shareholder approval.

8.	Non Discrimination: The officers, President, and Compensation Committee of the Company will make their recommendations and proposals for Awards without respect to race, color, age, sex, or religious preference. The final decision of the Board of Directors will likewise be non-discriminating.

9.	Eligibility: The Stock Bonus Plan is intended as a reward for superior performance of the executive officers and other employees of the Company and its subsidiaries. However, individual non-management employees of the Company and its subsidiaries may be considered for Awards when circumstances do not allow adequate recognition of performance through existing compensation sources or plans. For example, Shares represented by physical stock certificates as perfect attendance recognition may be given to all employees of the Company and its subsidiaries.

10.	Officer Ownership Policy: Officers of the Company are encouraged to own a position in the Company’s Stock of at least 50 percent of the value of their annual salary. To promote this policy, it is anticipated that compensation bonuses for officers with stock ownership positions below the 50 percent ownership level should receive no less than 50 percent of any Award in the form of a grant of Shares, unless otherwise approved by the Compensation Committee, in its sole and absolute discretion, including, without limitation, Awards that are all cash.

11.	Registration of Shares: The Shares may or may not be registered for issuance with the Securities and Exchange Commission. If not registered, the stock certificates representing unregistered Shares shall contain a legend indicating that the Shares has not been registered and cannot be traded unless the Company believes that trade would be exempt from registration or receives a legal opinion to such effect that it deems to be acceptable.

12.	Tax Matters: The Company does not anticipate that the grant of Shares will be restricted and require vesting. Therefore, the receipt of Shares will probably be taxable as compensation to recipients and the Company shall treat the grants as such so long as they are taxable. Currently, grants under this Stock Bonus Plan are not intended to be excluded from “applicable employee remuneration” under Section 162(m) of the Internal Revenue Code.

13.	Adoption: The Stock Bonus Plan was originally adopted on January 23, 1994, at a meeting of the Board of Directors of Roanoke Gas Company held at its Corporate Offices at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016. RGC Resources, Inc. adopted an amended and restated form of The Stock Bonus Plan on August 23, 1999 at a meeting held at its corporate offices at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016. This Stock Bonus Plan constitutes an amendment and restatement of the prior Stock Bonus Plan. It was approved and adopted by the Company’s Board of Directors on September 27, 2004. This Stock Bonus Plan shall become effective upon its approval by the shareholders of the Company.

Dear Shareholder,

The RGC Resources, Inc. Annual Meeting of Shareholders will be held at 9:00 a.m. on Monday, January 24, 2005 at the Clarion Hotel, 3315 Ordway Drive, Roanoke, Virginia.

As in prior years, I want to extend to you an invitation to attend a light breakfast beginning at 8:15 a.m. on the morning of the Annual Meeting. The breakfast will be followed by the formal shareholder meeting at 9:00 a.m. If you plan to attend, please call Susan Miller at (540) 777-3853 with your confirmation by Friday, January 14, 2005.

We thank you for your interest in Company operations and activities, and encourage you to complete and return the enclosed proxy card and to review our annual report in detail.

Sincerely,

John B. Williamson, III Chairman, President, and CEO

P R O X Y	RGC RESOURCES, INC. 519 Kimball Avenue, N.E. Roanoke, Virginia 24016

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints John H. Parrott and Roger L. Baumgardner, or either of them, with full power of substitution, to vote all common stock of RGC Resources, Inc. held of record by the undersigned as of November 19, 2004 at the Annual Meeting of Shareholders of RGC Resources, Inc. to be held on January 24, 2005, and at any adjournment thereof, as follows:

The Board of Directors recommends a vote “FOR” items 1, 2, 3, and 4.

1. ELECTION OF CLASS B DIRECTORS (Serving until 2008 Annual Meeting):

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

J. Allen Layman; Nancy H. Agee; Raymond D. Smoot, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below:

(Over)

	FOR	AGAINST	ABSTAIN

2. To ratify the selection of Deloitte & Touche LLP as independent auditors.	☐	☐	☐

3. To adopt the Amended and Restated Stock Bonus Plan.	☐	☐	☐

4. Authorize the proxies to vote on such other business, if any, that may properly come before the meeting.	☐	☐	☐

The shares represented by this Proxy will be voted as specified. If no choice is specified, the Proxy will be voted FOR proposal numbers 1, 2, 3, and 4 above. The undersigned hereby acknowledges receipt of the Proxy Statement dated December 23, 2004.

Dated:

Signature of Shareholder(s)

Please sign your name(s) exactly as shown imprinted hereon. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing. (This Proxy is revocable at any time prior to exercise hereof.)